NELNET STUDENT LOAN FUNDING, LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS NELNET STUDENT LOAN FUNDING, LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT NELNET STUDENT LOAN FUNDING, LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, NELNET STUDENT LOAN FUNDING, LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-877-317-3161.

                                FINAL TERM SHEET

                                 $2,050,000,000*
                (*USING AN EXCHANGE RATE OF $1.276 = (EURO)1.00)

                         STUDENT LOAN ASSET-BACKED NOTES

    [LOGO]

                        NELNET STUDENT LOAN TRUST 2006-2
                                 ISSUING ENTITY

NELNET STUDENT LOAN FUNDING, LLC           NATIONAL EDUCATION LOAN NETWORK, INC.
           DEPOSITOR                         MASTER SERVICER AND ADMINISTRATOR
                                  NELNET, INC.
                                     SPONSOR

--------------------------------------------------------------------------------
THE NOTES ARE OBLIGATIONS OF THE ISSUING ENTITY ONLY AND ARE PAYABLE SOLELY FROM THE PLEDGED COLLATERAL DESCRIBED IN THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS CONSISTING PRIMARILY OF STUDENT LOANS ORIGINATED UNDER THE FEDERAL FAMILY EDUCATION LOAN PROGRAM. THEY ARE NOT OBLIGATIONS OF NELNET, INC., THE DEPOSITOR, THE ADMINISTRATOR OR ANY OF THEIR AFFILIATES.
--------------------------------------------------------------------------------

                Notes are being offered in the following classes:

                        ORIGINAL                    PRICE
                       PRINCIPAL                      TO    UNDERWRITING  PROCEEDS TO    FINAL MATURITY
                         AMOUNT     INTEREST RATE   PUBLIC    DISCOUNT    THE TRUST(1)         DATE
                         ------     -------------   ------    --------    ------------         ----
CLASS A-1 NOTES    $   149,000,000  3-month LIBOR     100%    0.1250%      $148,813,750   October 27, 2014
                                      minus 0.03%
CLASS A-2 NOTES    $   352,000,000  3-month LIBOR     100%    0.1600%      $351,436,800   April 27, 2020
                                      minus 0.01%
CLASS A-3 NOTES    $   191,000,000  3-month LIBOR     100%    0.1750%      $190,665,750   July 25, 2022
                                     plus   0.04%
CLASS A-4 NOTES    $   386,500,000  3-month LIBOR     100%    0.1850%      $385,784,975   October 26,2026
                                     plus   0.08%
CLASS A-5 NOTES    $   345,000,000  3-month LIBOR     100%    0.2100%      $344,275,500   January 25,2030
                                     plus   0.10%
CLASS A-6 NOTES    $   115,000,000  3-month LIBOR     100%    0.2450%      $114,718,250   April 25, 2031
                                     plus   0.12%
CLASS A-7 NOTES (euro) 352,665,000  3-month EURIBOR   100%    0.2461% (euro)351,797,091   January 26, 2037
                                      plus  0.10%
CLASS B NOTES      $    61,500,000  3-month LIBOR     100%    0.3050%      $61,312,425    January 25, 2038
                   ---------------    plus  0.20%                       --------------
     TOTAL         $ 2,050,000,000(2)                                   $2,045,900,000(2)

--------------------
(1)     Before deducting certain costs of issuing the notes estimated to be
        $1,000,000.

(2)     Using an exchange rate of $1.276 = (euro)1.00.

        This document constitutes a "free-writing prospectus" within the meaning of Rule 405 under the Securities Act of 1933, as amended.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        We are offering the notes through the underwriters when and if issued. The notes will be delivered in book-entry form only on or about May 18, 2006.



                           JOINT BOOK-RUNNING MANAGERS

JPMORGAN                                                          MORGAN STANLEY

                                   CO-MANAGERS
BARCLAYS CAPITAL
          DEPFA BANK
                DEUTSCHE BANK SECURITIES
                      NELNET CAPITAL, LLC
                                 SOCIETE GENERALE CORPORATE & INVESTMENT BANKING
                                                      SUNTRUST ROBINSON HUMPHREY


                                  May 15, 2006